Exhibit 10.8

ETF MANAGERS
GROUP COMMODITY
TRUST I

Form of Amendment No. 1 to Marketing Agent Agreement

THIS Amendment (the “Amendment”) is entered into on [           ], 2018, on behalf of ETF Managers Group Commodity Trust I, a Delaware statutory trust (the “Trust”), by and between ETF Managers Capital, LLC, a Delaware limited liability company, as sponsor to the Trust (the “Sponsor”), and ETFMG Financial LLC, a Delaware limited liability company (the “Marketing Agent”).

WITNESSETH:

WHEREAS, the Sponsor and the Marketing Agent are parties to a Marketing Agent Agreement (the “Agreement”) dated March 1, 2017; pursuant to which the Marketing Agent provides, or arranges for the provision of services to the funds in the Trust, and for which it is compensated based on the average daily net assets of each fund; and

WHEREAS, the Sponsor and the Marketing Agent have determined that it is appropriate to revise and restate Paragraph of 4(a) of the Agreement as follows;

(a)	In consideration of the services to be performed by the Marketing Agent and its affiliates hereunder as set forth on Schedule A attached hereto and as it may be amended from time-to-time, the Sponsor will pay the Marketing Agent an annual fee THE GREATER OF (i) $15,000 per Fund, as listed in Schedule B attached hereto, subject to an annual cost of living adjustment (based on the Consumer Price Index for Urban Wage Earners and Clerical Workers for the New York/Northern New Jersey area, or (ii) .02% on the Trust’s net assets to he paid in 1/12 equal monthly installments commencing on launch date of the first Fund, subject to any limitation imposed by any law, rule or regulation applicable to any of the parties hereto. The fees described above shall be calculated and invoiced monthly and payable in monthly installments in arrears. Such fees will be pro-rated for any partial month. All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

NOW THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree that the above amended and restated Paragraph 4(a) shall replace the current paragraph and be part of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the date first written above.

ETF MANAGERS CAPITAL, LLC	ETFMG FINANCIAL LLC

Samuel Masucci, III	Samuel Masucci, III
Chief Executive Officer	Chief Executive Officer